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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
      THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                     Commission File Number     0-25472
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                                  Viasoft, Inc.
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             (Exact name of registrant as specified in its charter)

   4343 East Camelback Road, Suite 205, Phoenix, Arizona 85018, (602) 952-0050

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 Par Value
                                       and
                         Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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
                  Rule 12g-4(a)(1)(i)    [X]                           Rule 12h-3(b)(1)(i)    [X]
                  Rule 12g-4(a)(1)(ii)   [ ]                           Rule 12h-3(b)(1)(ii)   [ ]
                  Rule 12g-4(a)(2)(i)    [ ]                           Rule 12h-3(b)(2)(i)    [ ]
                  Rule 12g-4(a)(2)(ii)   [ ]                           Rule 12h-3(b)(2)(ii)   [ ]
                                                                       Rule 15d-6             [ ]
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Approximate number of holders of record as of the certification or notice date:
210
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       Pursuant to the requirements of the Securities Exchange Act of 1934,
Viasoft, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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
Date:    June 29, 2000                                        By:       /s/ Arthur L. Allen
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                                                                       Arthur L. Allen, President
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